Exhibit 21.0

List of Subsidiaries

Name	State/Country of Incorporation

MSO IP Holdings, Inc.	California

Martha Stewart, Inc.	Connecticut

MSX, Inc.	Delaware

MSX, UK Ltd.	United Kingdom